The Toro Company
8111 Lyndale Ave South
Bloomington, MN 55420

Investor Relations
John Wright , Director, Investor Relations
(952) 887-8865

Media Relations
Connie Kotke
Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

TORO REPORTS RECORD THIRD QUARTER SALES AND EARNINGS
Net Earnings Per Diluted Share Up 23%

BLOOMINGTON, Minn. (August 24, 2006) – The Toro Company (NYSE: TTC) today reported record fiscal third quarter net earnings of $40.3 million, or $0.91 per diluted share, on record net sales of $477.9 million for the quarter ended August 4, 2006. In the comparable fiscal 2005 period, the company reported net earnings of $34.4 million, or $0.74 per diluted share, on net sales of $466.9 million.

For the nine months ended August 4, 2006, Toro reported record net earnings of $124.7 million or $2.78 per diluted share, on record net sales of $1,506.5 million. In the comparable fiscal 2005 period, the company reported net earnings of $107.5 million, or $2.29 per diluted share, on net sales of $1,442.3 million.

Michael J. Hoffman, The Toro Company’s chairman and chief executive officer, said Toro is on track for another record year as growth in worldwide professional segment sales and earnings continued to offset slight declines in domestic residential segment results. “We remain focused on advancing our market leadership positions with innovative products and strengthening customer relationships,” said Hoffman. “We are also realizing profitability improvement through our company-wide lean initiatives, thereby enabling us to deliver strong, consistent financial results. Despite challenging market conditions, we expect to meet our fiscal 2006 guidance for earnings per share growth.”

SEGMENT RESULTS
Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

•	Professional segment sales for the fiscal 2006 third quarter increased 5.7 percent to $319.7 million. The company continues to benefit from golf course investment in maintenance equipment and irrigation systems.

•	Strong growth in sales of domestic commercial equipment and irrigation products more than offset a slowdown in domestic landscape contractor equipment.

•	Professional segment earnings for the fiscal 2006 third quarter totaled $62.5 million, up 4.3 percent from $59.9 million in the fiscal 2005 third quarter.

•	For fiscal 2006 to date, professional segment earnings totaled $208.3 million on an 8.1 percent increase in net sales to $1,012.4 million compared with segment net earnings of $183.4 million on net sales of $936.8 million in the first nine months of fiscal 2005.

Residential

•	Residential segment sales for the fiscal 2006 third quarter totaled $145.3 million, down 2.2 percent compared with the fiscal 2005 third quarter.

•	The decline for the segment was primarily due to slower sales for electric products and retail irrigation products which were partially offset by increased shipments of walk power mowers and zero-turning-radius riding mowers.

•	Residential segment earnings for the fiscal 2006 third quarter totaled $8.8 million, down 13.3 percent from $10.1 million in the fiscal 2005 third quarter.

•	For fiscal 2006 to date, residential segment earnings totaled $32 million on a 1.8 percent decline in net sales to $463.8 million compared with segment net earnings of $43.5 million on net sales of $472.2 million in the first nine months of fiscal 2005.

REVIEW OF OPERATIONS
Gross margin for the fiscal 2006 third quarter was 35.6 percent compared with 35 percent for the fiscal 2005 third quarter. Gross margin in the fiscal 2006 third quarter benefited from a more favorable mix in professional products compared with the fiscal 2005 third quarter.

Fiscal 2006 third quarter selling, general and administrative (SG&A) expenses as a percentage of net sales improved to 22.7 percent from 23.2 percent in the fiscal 2005 third quarter. The improvement in SG&A was due to lower administration expenses.

Interest expense for the third quarter totaled $4.7 million compared with $4.8 million in the 2005 third quarter.

The effective tax rate in the 2006 third quarter was 32.6 percent, compared with 31.9 percent in the same period last year.

Accounts receivable at quarter end totaled $394 million, down slightly compared with the end of the fiscal 2005 third quarter.

Quarter-ending inventory totaled $255 million, up $19.9 million or 8.5 percent compared with the end of the fiscal 2005 third quarter. The increase resulted from lower than expected third quarter sales volume.

BUSINESS OUTLOOK
Commenting on the company’s outlook for the remainder of fiscal 2006, Toro chairman and chief executive officer Michael Hoffman said the company now expects sales growth for fiscal 2006 to range from 3 to 5 percent, with earnings per share growth for the full year of 15 to 17 percent.

“We have generated solid earnings growth throughout 2006 despite challenges posed by lower than expected revenues and higher commodity costs,” said Hoffman. “In the fiscal year’s final quarter, we will continue to invest in innovation initiatives for future growth while driving improvements in supply chain efficiencies and profitability initiatives to ensure another record year for Toro shareholders.”

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
August 24, 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CDT) on August 24, 2006. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the ‘6+8’ growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2006; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 4,	July 29,	August 4,	July 29,
	2006	2005	2006	2005
Net sales	$477,861	$466,942	$1,506,505	$1,442,296
Gross profit	170,336	163,261	532,466	501,567
Gross profit percent	35.6%	35.0%	35.3%	34.8%
Selling, general, and administrative expense	108,615	108,595	340,129	330,376

Earnings from operations	61,721	54,666	192,337	171,191
Interest expense	(4,677)	(4,820)	(14,097)	(13,453)
Other income, net	2,756	642	6,088	2,725

Earnings before income taxes	59,800	50,488	184,328	160,463
Provision for income taxes	19,478	16,111	59,645	52,953

Net earnings	$40,322	$34,377	$124,683	$107,510

Basic net earnings per share	$.94	$.77	$2.88	$2.38

Diluted net earnings per share	$.91	$.74	$2.78	$2.29

Weighted average number of shares of common stock outstanding – Basic	42,852	44,494	43,283	45,121
Weighted average number of shares of common stock outstanding – Dilutive	44,360	46,438	44,806	46,966

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	August 4,	July 29,	August 4,	July 29,
Segment Net Sales	2006	2005	2006	2005
Professional	$319,733	$302,517	$1,012,436	$936,799
Residential	145,308	148,590	463,786	472,188
Other	12,820	15,835	30,283	33,309

Total *	$477,861	$466,942	$1,506,505	$1,442,296

* Includes international sales of	$113,651	$108,353	$402,000	$355,782

	Three Months Ended		Nine Months Ended
	August 4,	July 29,	August 4,	July 29,
Segment Earnings (Loss) Before Income Taxes	2006	2005	2006	2005
Professional	$62,474	$59,894	$208,311	$183,382
Residential	8,752	10,096	32,037	43,493
Other	(11,426)	(19,502)	(56,020)	(66,412)

Total	$59,800	$50,488	$184,328	$160,463

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 4,	July 29,
	2006	2005
ASSETS

Cash and cash equivalents	$24,815	$34,665
Receivables, net	394,038	394,395
Inventories, net	255,031	235,146
Prepaid expenses and other current assets	14,624	14,142
Deferred income taxes	58,203	51,861

Total current assets	746,711	730,209

Property, plant, and equipment, net	163,703	166,890
Deferred income taxes	—	39
Goodwill and other assets	94,931	104,247

Total assets	$1,005,345	$1,001,385

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$12	$45
Short-term debt	24,535	54,509
Accounts payable	86,998	75,964
Accrued liabilities	271,022	267,770

Total current liabilities	382,567	398,288

Long-term debt, less current portion	175,000	175,012
Long-term deferred income taxes	872	3,837
Deferred revenue and other long-term liabilities	9,605	9,318
Stockholders’ equity	437,301	414,930

Total liabilities and stockholders’ equity	$1,005,345	$1,001,385

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 4,	July 29,
	2006	2005
Cash flows from operating activities:
Net earnings	$124,683	$107,510
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	1,004	510
Provision for depreciation and amortization	31,490	30,110
Gain on disposal of property, plant, and equipment	(84)	(339)
Stock-based compensation expense	6,018	7,284
Decrease (increase) in deferred income taxes	419	(7,481)
Changes in operating assets and liabilities:
Receivables	(99,062)	(86,491)
Inventories	(17,481)	(767)
Prepaid expenses and other assets	3,042	2,897
Accounts payable, accrued expenses, and deferred revenue	13,836	14,611

Net cash provided by operating activities	63,865	67,844

Cash flows from investing activities:
Purchases of property, plant, and equipment	(26,693)	(24,294)
Proceeds from asset disposals	908	2,447
Increase in investments in affiliates	(371)	(197)
Decrease in other assets	5,716	158
Proceeds from sale of a business	—	765
Acquisition, net of cash acquired	—	(35,285)

Net cash used in investing activities	(20,440)	(56,406)

Cash flows from financing activities:
Increase in short-term debt	24,191	53,374
Repayments of long-term debt	(34)	(34)
Excess tax benefits from share-based arrangements	16,270	5,665
Proceeds from exercise of stock options	8,196	7,609
Purchases of Toro common stock	(97,388)	(125,093)
Dividends paid on Toro common stock	(11,700)	(8,151)

Net cash used in financing activities	(60,465)	(66,630)

Effect of exchange rates on cash	453	(899)

Net decrease in cash and cash equivalents	(16,587)	(56,091)
Cash and cash equivalents as of the beginning of the period	41,402	90,756

Cash and cash equivalents as of the end of the period	$24,815	$34,665